EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                 Year Ended December 31,
                                    -------------------------------------------------------------------------------
                                          1994            1995            1996            1997            1998
                                          ----            ----            ----            ----            ----

Basic earnings per share:

Net income (loss)                   $     533,427   $     107,193    $    363,458     $(3,815,119)    $     804,399
Preferred stock dividends                 (59,160)        (59,160)        (59,160)        (59,160)          (59,160)
Debenture interest                         42,944
                                    -------------   -------------    ------------     -----------     -------------
                                          517,211          48,033         304,298      (3,874,279)          745,239
                                    =============   =============    ============     ===========     =============

Basic weighted average number
  of shares outstanding             (1)11,644,785   (1)12,062,019   (1)12,095,751   (1)12,056,641     (1)12,061,991
                                    =============   =============   =============   =============     =============

Basic earnings per share
   Income (loss) before
    discontinued operations         $         .04   $         .02   $         .03   $        (.24)    $         .06
   Discontinued operations                                   (.01)                           (.08)
                                    -------------   -------------   -------------   -------------     -------------
                                    $         .04   $         .01   $         .03   $        (.32)    $         .06
                                    =============   =============   =============   =============     =============

Diluted earnings per share:

Net income (loss)                   $     533,427   $     107,193   $     363,458    $ (3,815,119)    $     804,399
Preferred stock dividends                 (59,160)        (59,160)        (59,160)        (59,160)          (59,160)
Debenture interest                         42,944
                                    -------------   -------------   -------------    ------------     -------------
                                          517,211          48,033         304,298      (3,874,279)          745,239
                                    =============   =============   =============    ============     =============

Diluted weighted average
   number of shares outstanding     (1)11,644,785   (1)12,062,019   (1)12,095,751   (1)12,056,641     (1)12,061,991
                                    =============   =============   =============    ============     =============

Diluted earnings per share
   Income (loss) before
     discontinued operations        $         .04   $         .02   $         .03    $       (.24)    $         .06
   Discontinued operations                                   (.01)                           (.08)
                                    -------------   -------------   -------------    ------------     -------------
                                    $         .04   $         .01   $         .03            (.32)    $         .06
                                    =============   =============   =============    ============     =============

<F1> See Note 1 to the financial statements